Exhibit 10.1

September 12, 2011

Mr. Randall Steward

13380 Caminito Mar Villa

Del Mar, CA 92014

Dear Randy:

We are pleased to extend the following offer of employment to you:

Title:	Chief Financial Officer

Reporting to:	Doug Bryant, President & CEO

Compensation:	$11,538.46 bi-weekly ($300,000 annualized)

Annual Bonus:	You will participate in the bonus plan with a target bonus of 40% at achievement of plan, consistent with our SVP level executives. Eligibility for this bonus will begin in 2012.

Equity:	You will receive equity in the form of non-qualified stock options and restricted stock units (RSUs) in the following amounts: (a) options to purchase 60,000 shares of common Quidel stock (vesting over four years with 50% vesting on the second anniversary of the grant date and annually thereafter), and (b) time-based restricted stock units equal to 15,000 shares (vesting on a four year cliff on the fourth anniversary of the grant date). Grant date for both equity awards will be your actual start date and the purchase price will be the closing NASDAQ market price of Quidel’s stock on that date.

Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your anniversary date.

Change in Control Agreement:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control. Please sign and return.

Start Date:	TBD

In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. A summary of these benefits is provided in the enclosed materials. Details of these benefit plans will be provided to you upon your employment.

As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) within

Mr. Randall Steward

Offer Letter

the first three days of employment, you must provide documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. Our vendor will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.

Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President.

This offer expires seven days from the date of this letter. Please indicate your acceptance of our offer by signing below and returning a copy of this letter to Human Resources as soon as possible.

Randy, on behalf of senior management and the Board of Directors, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.

Sincerely,

Phyllis Huckabee

Vice President, Human Resources

cc:        Doug Bryant, CEO

             Human Resources

Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President.

Signature	Date